Exhibit 99.1

Cadence Pharmaceuticals Reports First Quarter 2009 Financial Results

SAN DIEGO, CA – May 7, 2009 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported financial results for the first quarter ended March 31, 2009.

“We have now completed the clinical development program for Acetavance™, our proprietary formulation of intravenous acetaminophen for the treatment of acute pain and fever in adults and children, and plan to submit a New Drug Application for Acetavance in the second quarter of 2009,” stated Ted Schroeder, President and CEO of Cadence Pharmaceuticals. “We also achieved another important corporate objective earlier this year by raising gross proceeds of $86.6 million through a private placement of common stock and warrants. We believe this additional capital strengthens our balance sheet and will enable us to prepare for the launch of Acetavance, if approved by the FDA.”

In March 2009, Cadence announced that its Phase III clinical trial of Omigard™ (omiganan pentahydrochloride 1% topical gel) for the prevention of catheter-related infections did not meet its primary endpoint and that, as a result, the company made the strategic decision to discontinue further development of this product candidate. In order to reduce operating costs following this decision, Cadence implemented a restructuring plan, including a workforce.

First Quarter 2009 Financial Results

For the first quarter ended March 31, 2009, Cadence reported a net loss of $10.4 million, or $0.24 per share, compared to a net loss of $13.7 million, or $0.42 per share, for the same period in 2008. The per share amount for the first quarter of 2009 includes the effect of the issuance of 12,039,794 shares of common stock during the quarter pursuant to a private placement transaction and the issuance of 9,240,307 shares of common stock pursuant to a registered direct offering of common stock during the first quarter of 2008, while the per share amount for the first quarter of 2008 includes only the effect of the 2008 common stock issuance.

As of March 31, 2009, Cadence held cash and cash equivalents of $118.5 million, which included proceeds from the private placement of the company’s common stock completed in February 2009, pursuant to which Cadence issued and sold approximately 12.0 million shares at a price of $7.13 per share and 6.0 million warrants, exercisable at $7.84 per share, at a price of $0.125 per warrant. The transaction resulted in proceeds, net of offering costs, of approximately $86.2 million.

Operating expenses for the first quarter ended March 31, 2009 were $10.1 million, a decrease of $3.7 million from the $13.8 million reported for the first quarter of 2008. This decrease was due to a reduction in research and development expenses during the three months ended March 31, 2009, as compared to the same period in 2008, partially offset by restructuring charges incurred as a result of the discontinuation of the company’s Omigard development program in the first quarter of 2009. The reduction in research and development costs was primarily the result of reduced clinical research spending due to the completion of the company’s clinical trials and reduced charges related to facility improvements at the company’s contract manufacturer’s facility. Partially offsetting these decreases were increases in costs incurred in preparing for the submission of the company’s NDA for Acetavance.

Conference Call and Webcast on May 7, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on May 7, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing 877-856-1961 (domestic) or 719-325-4792 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company is currently developing Acetavance™ (intravenous acetaminophen), its investigational product candidate for the treatment of acute pain and fever. For more information about Cadence’s pipeline, visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “expects,” “anticipates,” “plans,” “will,” and “assuming,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: Cadence’s belief that it has completed the clinical development program for Acetavance, the timeframe in which it expects to file a New Drug Application, or NDA, for Acetavance, the anticipated cost savings from the discontinuation of the company’s Omigard development program, and the adequacy of Cadence’s existing financial resources to enable it to successfully launch Acetavance. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: Cadence is largely dependent on the success of its only product candidate, Acetavance, and cannot be certain that this product candidate will receive regulatory approval or be successfully commercialized; clinical trial data may fail to adequately support the safety and efficacy of Acetavance, or the prevalence or severity of adverse side effects may be greater than anticipated, which could prevent or significantly delay its regulatory approval; if changes made in transferring the manufacturing process for Acetavance result in a lack of comparability between the commercial product and the material used in clinical trials, Cadence may be required to perform additional non-clinical or clinical studies, which would delay the approval of the NDA for Acetavance, increase costs and adversely affect the company’s business; heightened scrutiny by the FDA in the process of approving new drugs could delay or limit the company’s ability to obtain regulatory approval for Acetavance; Cadence may require substantial additional funding in order to obtain regulatory approval of Acetavance and, if approved, to successfully launch this product candidate, and the company may not be able to raise sufficient capital when needed, or at all, particularly in light of the recent, unprecedented volatility in the capital markets; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence™, Acetavance™ and Omigard™ are trademarks of Cadence Pharmaceuticals, Inc.

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Contacts:	William R. LaRue
SVP & Chief Financial Officer
Cadence Pharmaceuticals, Inc.
858-436-1400

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2009	2008
Operating expenses:
Research and development	$6,139,342	$10,478,047
Marketing	536,115	583,702
General and administrative	2,811,747	2,667,038
Other	650,786	28,257

Total operating expenses	10,137,990	13,757,044

Loss from operations	(10,137,990)	(13,757,044)
Other (expense) income, net	(299,373)	40,129

Net loss	$(10,437,363)	$(13,716,915)

Basic and diluted net loss per share(1)	$(0.24)	$(0.42)

Shares used to compute basic and diluted net loss per share(1)	43,831,889	32,921,093

(1)

As a result of the issuance of 12,039,794 shares of common stock pursuant to a private placement in the first quarter of 2009 and 9,240,307 shares of common stock pursuant to an effective shelf registration in the first quarter of 2008, there is a lack of comparability in the per share amounts between the 2009 and 2008 periods presented.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$118,549,004	$47,627,246
Restricted cash	1,847,848	2,195,696
Prepaid expenses and other current assets	312,801	219,674

Total current assets	120,709,653	50,042,616
Property and equipment, net	4,376,590	4,477,020
Restricted cash	537,586	537,586
Other assets	57,673	90,792

Total assets	$125,681,502	$55,148,014

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,542,647	$4,877,854
Accrued liabilities	5,814,540	9,063,310
Current portion of long-term debt	7,045,605	7,694,173
Current current liabilities	22,048	22,048

Total current liabilities	16,424,840	21,657,385
Deferred rent	876,724	952,274
Long-term debt, less current portion and discount	4,653,728	6,098,113
Total stockholders’ equity	103,726,210	26,440,242

Total liabilities and stockholders’ equity	$125,681,502	$55,148,014